--------                               -----------------------------
 FORM 4                                        OMB APPROVAL
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----- Check this box if no longer      OMB Number:       3235-0287
      subject to Section 16. Form 4    Expires: September 30, 1998
----- or Form 5 obligations may        Estimated average burden
      continue. SEE Instruction 1(b).  hours per response .... 0.5
                                       ------------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ----------------------------------------------------------------------------
1. Name and Address of Reporting Person*

  Waterfall        Bruce                   C.
- ---------------------------------------------------
   (Last)          (First)              (Middle)


  10 East 50th Street
- ----------------------------------------------------
                   (Street)

  New York            NY                  10022
- ----------------------------------------------------
   (City)           (State)               (Zip)


- ----------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Intrenet, Inc. and INET
- ----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


- ----------------------------------------------------------------------------
4. Statement for Month/Year

  3/2000
- ----------------------------------------------------------------------------

5. If Amendment, Date of Original (Month/Year)

- ----------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [x] 10% Owner*
   [ ] Officer (give title below)
   [ ] Other (specify below)

*Member of a group owning more than 10% of Issuer's Common Stock.

- ----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
------------------------------------------------------------------------------
1. Title of Security  2.Trans-  3. Trans-      4. Securities Acquired (A)
   (Instr. 3)           action     action         or Disposed of (D)
                        Date       Code           (Instr. 3, 4 and 5)
                        (Month/    (Instr. 8)  --------------------------
                         Day/      -----------    Amount   (A) or   Price
                         Year)     Code    V               (D)

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Common Stock,           03/13/00     P   (1)     500,000    A       $2.00
without par value
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

5. Amount of     6. Ownership        7. Nature of
   Securities       Form: Direct        Indirect
   Beneficially     (D) or Indirect     Beneficial
   Owned at End     (I) (Instr. 4)      Ownership
   of Month                             (Instr. 4)
   (Instr. 3
    and 4)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
    3,382,938           I                 Note (2)
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE
  Instruction 4(b)(v).
                                                                        (Over)
                                                               SEC 1474 (7-96)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------
1. Title of Derivative 2. Conver- 3. Transac-  4. Transac-   5. Number of
   Security (Instr. 3)    sion or    tion Date    tion Code     Derivative
                          Exercise   (Month/      (Instr. 8)    Securities
                          Price of    Day/      ------------    Acquired (A)
                          Deriv-      Year)       Code  V       or Disposed
                          ative                                 of (D) (Instr.
                          Security                                3, 4, and 5)
                                                                 -------------
                                                                  (A)      (D)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount  8. Price of    9. Number of
   Exercisable and     of Underlying        Derivative     Derivative
   Expiration Date     Securities           Security       Securities
   (Month/Day/         (Instr. 3 and 4)     (Instr. 5)     Beneficially
   Year)            -------------------                    Owned at
------------------            Amount or                    End of Month
Date     Expira-       Title  Number of                    (Instr. 4)
Exer-    tion                 Shares
cisable  Date
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

10. Ownership      11. Nature of
    Form of            Indirect
    Derivative         Beneficial
    Security:          Ownership
    Direct (D) or      (Instr. 4)
    Indirect (I)
    (Instr. 4)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Explanation of Responses

(1)  The Common Stock to which this filing relates is beneficially owned by
(a)Morgens Waterfall Income Partners, L.P. ("MWIP"); (b)Restart Partners, L.P. ("Restart"); (c)Restart Partners II, L.P. ("Restart II"); (d)Restart Partners III, L.P. ("Restart III"); (e)Restart Partners IV, L.P. (Restart IV");
(f)Endowment Restart L.L.C. ("Endowment"); (g)Betje Partners, L.P. ("Betje");
(h)Phoenix Partners, L.P. ("Phoenix"); and (i)Phaeton (BVI) Ltd. ("Phaeton") of the number of shares of the Issuer set forth in Table 1.

(2) Mr. Waterfall may be deemed an indirect beneficial owner of the 3,382,938 shares of Common Stock of the Issuer indicated above by virtue of his positions as a principal and the President of Morgens, Waterfall & Vintiadis & Co., Inc., the investment advisor to Phaeton and Betje; as a managing member of MW Capital, L.L.C., the general partner of MWIP; as president of Prime, Inc., the general partner of each Prime Group, L.P., Prime Group II, L.P., Prime Group III, L.P. and Prime Group IV, L.P., the general partners of Restart, Restart II, Restart III and Restart IV, respectively; and as a managing member of MW Management, L.L.C., the general partner of Phoenix; and as a managing member of Endowment Prime, L.L.C., the managing member of Endowment. Mr. Waterfall disclaims any beneficial ownership of any of the securities to which this filing relates, for purposes of Section 16 of the Securities and Exchange Act of 1934.


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.


                       BRUCE C. WATERFALL

                                                          April 10, 2000
                       -----------------------------------
                       **Signature of Reporting Person


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